EXHIBIT 99.1

NEWS RELEASE

PGTI Reports 2021 Fourth Quarter and Fiscal Year Results and

Provides Fiscal 2022 Guidance

VENICE, Fla., February 17, 2022 – PGT Innovations, Inc. (NYSE: PGTI), a national leader in premium windows and doors, including impact-resistant products and products designed to unify indoor/outdoor living spaces, today announced financial results for its fourth quarter and year ended January 1, 2022.

Financial Highlights for Fourth Quarter and Fiscal Year 2021

(All results reflect comparisons to prior-year period)

•
Net sales in the fourth quarter totaled $304 million, an increase of 37 percent
•
Net income attributable to the Company in the fourth quarter was $16 million, an increase of 62 percent
•
Net income attributable to common shareholders per diluted share in the fourth quarter was $0.24, an increase of 41 percent;
•
Adjusted net income per diluted share* in the fourth quarter was $0.31, an increase of 72 percent
•
Adjusted EBITDA* in the fourth quarter totaled $48 million, an increase of 48 percent
•
Fiscal year net sales totaled $1.16 billion, including sales of $107 million from Eco and Anlin acquisitions, an increase of 32 percent
•
Fiscal year Adjusted EBITDA totaled $169 million, an increase of 13 percent

Fiscal Year 2022 Guidance

•
Net sales in the range of $1.35 billion to $1.45 billion
•
Adjusted EBITDA in the range of $220 million to $250 million

* Adjusted net income, adjusted net income per share, and adjusted EBITDA are non-GAAP measures. Please see “Use of Non-GAAP Financial Measures” below for more information.

“We achieved fourth quarter net sales of $304 million, a 37 percent increase, including organic growth of 17 percent,” said Jeff Jackson, President and Chief Executive Officer. “Our fourth quarter performance was driven by actions taken throughout 2021 to increase hiring and employee training, make strategic acquisitions, implement manufacturing improvements, and secure our supply of key inputs such as glass and aluminum.”

“We also delivered improved margins in the quarter despite continued supply chain and labor challenges and higher inflation,” added Jackson. “We have been able to implement a series of pricing actions in response to rising cost pressures. I am proud of our team’s ability to excel during a period of growth and change, while maintaining our commitment to protecting the health and safety of our employees and their families, customers and communities. As a result, we are well positioned to meet strong demand across our key markets and continue our growth trajectory in 2022 and beyond.”

“In 2021, we expanded our portfolio through the acquisition of Anlin Windows & Doors and a 75 percent ownership stake in Eco Window Systems,” commented Jackson. “The addition of Eco allowed us to extend our residential footprint in South Florida while gaining the capacity to produce 100% of that area’s glass needs locally. Anlin’s repair and remodel footprint on the West Coast has expanded our dealer network in this high- growth region and broadened our product portfolio to better service new construction markets. Both acquisitions are great strategic fits, expected to be year-one accretive, and together added $107 million to 2021 sales.”

“We generated strong cash flow in the fourth quarter of 2021, ending the year with a cash balance of $96 million, giving us a trailing-twelve-month run-rate net debt-to-adjusted EBITDA ratio of 2.9 times,” said John Kunz, Senior Vice President and Chief Financial Officer.

“Today we are providing fiscal year 2022 guidance for net sales in the range of $1.35 billion to $1.45 billion and for adjusted EBITDA in the range of $220 million to $250 million,” concluded Kunz.

	2022 Guidance*
Net sales (in billions)	$1.35	$1.45
% growth	16%	25%
EBITDA (in millions)	$220	$250
% growth	30%	48%
* 2022 guidance includes Eco at 100% contribution.

Conference Call

PGT Innovations will host a conference call today at 10:30 a.m. The conference call will be available at the same time through the Investor Relations section of the PGT Innovations, Inc. website, http://ir.pgtinnovations.com/events.cfm.

To participate in the teleconference, kindly dial into the call about 10 minutes before the start time: 833-316-0547 (U.S. toll-free) and 412-317-5728 (International). A replay of the call will be available within approximately one hour after the scheduled end of the call on February 17, 2022, through approximately 12:30 p.m. on February 24, 2022. To access the replay, dial 877-344-7529 (U.S. Only toll-free), 855-669-9658 (Canada Only toll-free) and 412-317-0088 (International) and refer to pass code 7996115. Other international replay dial-in numbers can be obtained at:

https://services.choruscall.com/ccforms/replay.html

You may join the conference online by using the following link:

https://services.choruscall.com/mediaframe/webcast.html?webcastid=PbWzjyrA

The webcast will also be available through the Investors section of the PGT Innovations, Inc. website through the following link: http://ir.pgtinnovations.com/events.cfm.

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows and doors. Its highly engineered and technically advanced products can withstand some of the toughest weather conditions on earth and are revolutionizing the way people live by unifying indoor and outdoor living spaces. PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves, and a drive to develop category-defining products. The company is also the nation’s largest manufacturer of impact-resistant windows and doors and holds the leadership position in its primary market.

The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows and Doors, WinDoor®, Western Window Systems, Anlin Windows & Doors, Eze-Breeze®, CGI Commercial, NewSouth Window Solutions, and a 75 percent ownership stake in Eco Window Systems. The company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. Their high-quality products are available in custom and standard sizes with massive dimensions that allow for unlimited design possibilities in residential, multi-family, and commercial projects. For additional information, visit www.pgtinnovations.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “assume,” “believe,” “could,” “estimate,” “expect,” “guidance,” “intend,” “many,” “positioned,” “potential,” “project,” “think,” “should,” “target,” “will,” “would” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our acquisition of Anlin; pricing actions benefiting margins; improvement of our operations and business integration; and our Sales and EBITDA guidance.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•
the impact of the COVID-19 pandemic and related measures taken by governmental or regulatory authorities to combat the pandemic, including the impact of the pandemic and these measures on the economies and demand for our products in the states where we sell them, and on our customers, suppliers, labor force, business, operations and financial performance;
•
unpredictable weather and macroeconomic factors that may negatively impact the repair and remodel and new construction markets and the construction industry generally, especially in the state of Florida and the western United States, where the substantial portion of our sales are currently generated, and in the U.S. generally;
•
changes in raw material prices, especially for aluminum, glass and vinyl, including, price increases due to the implementation of tariffs and other trade-related restrictions or pandemic-related supply chain interruptions;
•
our dependence on a limited number of suppliers for certain of our key materials;
•
our dependence on our impact-resistant product lines, which increased with our acquisition of a 75% ownership stake in Eco Enterprises and its related companies (collectively, the “Eco Acquisition”), and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;
•
the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to our recent acquisitions, including Anlin and our Eco Acquisition;
•
our level of indebtedness;
•
increases in bad debt owed to us by our customers in the event of a downturn in the home repair and remodel or new home construction channels in our core markets and our inability to collect such debt;
•
the risks that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits expected from our acquisition of Anlin and from our Eco Acquisition, may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;
•
increases in transportation costs, including increases in fuel prices;
•
our dependence on our limited number of geographically concentrated manufacturing facilities, which increased further due to our Eco Acquisition;
•
sales fluctuations to and changes in our relationships with key customers;
•
federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;
•
risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by “hackers” and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended;
•
product liability and warranty claims brought against us;
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in addition to our acquisition of Anlin, and our Eco Acquisition, our ability to successfully integrate businesses we may acquire in the future, or that any business we acquire may not perform as we expected at the time we acquired it; and
•
the other risks and uncertainties discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended January 2, 2021 and our other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Measures

This press release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that presentation of non-GAAP measures such as Adjusted net income, Adjusted net income per share, and Adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. Management also believes these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this press release are provided to give investors access to types of measures that we use in analyzing our results, and for internal planning and forecasting purposes.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to past performance and provide a better baseline for assessing the Company's future earnings potential. However, these measures do not provide a complete picture of our operations.

Adjusted EBITDA consists of net income, adjusted for the items included in the accompanying reconciliation. We believe that Adjusted EBITDA provides useful information to investors and analysts about the Company's performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the actual funds generated from operations or available for capital investments.

Our calculations of Adjusted net income and Adjusted net income per share, and Adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile Adjusted net income, Adjusted net income per share, and Adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

We are not able to provide a reconciliation of project Adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters, tax considerations, and income and expense from changes in fair value of contingent consideration from acquisitions. Expenses associated with legal matters, tax consequences, and income and expense from changes in fair value of contingent consideration from acquisitions have in the past, and may in the future, significantly affect GAAP results in a particular period.

Adjusted EBITDA as used in the calculation of the net debt-to-Adjusted EBITDA ratio, consists of our Adjusted EBITDA as described above, but for the trailing twelve-month period, adjusted pursuant to the covenants contained in the 2016 Credit Agreement due 2022.

SOURCE: PGT Innovations, Inc.

PGT Innovations Contacts:

Investor Relations: Media Relations:

John Kunz, 941-480-1600 Stephanie Cz, 941-480-1600

Senior Vice President and CFO Corporate Communications Manager

JKunz@PGTInnovations.com

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Year Ended
	January 1,	January 2,	January 1,	January 2,
	2022	2021	2022	2021

Net sales	$304,441	$221,601	$1,161,464	$882,621
Cost of sales	196,116	142,803	757,965	561,297
Gross profit	108,325	78,798	403,499	321,324
Selling, general and administrative expenses	78,937	59,538	303,043	224,386
Impairment of trade name	—	—	—	8,000
Restructuring costs and charges	—	—	—	4,227
Income from operations	29,388	19,260	100,456	84,711
Interest expense, net	7,061	6,740	30,029	27,719
Debt extinguishment costs	—	—	25,472	—
Income before income taxes	22,327	12,520	44,955	56,992
Income tax expense	5,499	2,533	9,759	11,884
Net income	16,828	9,987	35,196	45,108
Less: Net income attributable to redeemable non-controlling interest	(662)	—	(2,318)	—
Net income attributable to the Company	$16,166	$9,987	$32,878	$45,108

Calculation of net income per common share attributable to PGT Innovations, Inc. common shareholders:
Net income attributable to the Company	$16,166	$9,987	$32,878	$45,108
Change in redemption value of redeemable non-controlling interest	(1,553)	—	(6,081)	—
Net income attributable to PGT Innovations, Inc. common shareholders	$14,613	$9,987	$26,797	$45,108

Net income per common share attributable to PGT Innovations, Inc. common shareholders:
Basic	$0.24	$0.17	$0.45	$0.77
Diluted	$0.24	$0.17	$0.45	$0.76

Weighted average number of common shares outstanding:
Basic	59,646	58,973	59,518	58,887
Diluted	60,172	59,516	60,058	59,360

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	January 1,	January 2,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$96,146	$100,320
Accounts receivable, net	141,221	92,844
Inventories	91,440	60,317
Contract assets, net	55,239	28,723
Prepaid expenses and other current assets	37,712	19,468
Total current assets	421,758	301,672
Property, plant and equipment, net	185,266	135,155
Operating lease right-of-use asset, net	91,162	38,567
Intangible assets, net	394,525	256,507
Goodwill	364,598	329,695
Other assets, net	3,301	925
Total assets	$1,460,610	$1,062,521

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST,
AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$122,681	$84,344
Current portion of operating lease liability	13,180	6,132
Total current liabilities	135,861	90,476
Long-term debt	625,655	412,098
Operating lease liability, less current portion	83,903	35,130
Deferred income taxes, net	37,489	28,329
Other liabilities	11,742	11,354
Total liabilities	894,650	577,387
Redeemable non-controlling interest	36,863	—
Total shareholders' equity	529,097	485,134
Total liabilities, redeemable non-controlling interest and shareholders' equity	$1,460,610	$1,062,521

PGT INNOVATIONS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR
MOST DIRECTLY COMPARABLE GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts and percentages)

	Three Months Ended		Year Ended
	January 1,	January 2,	January 1,	January 2,
	2022	2021	2022	2021
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share - diluted:
Net income	$16,828	$9,987	$35,196	$45,108
Reconciling items:
Acquisition-related costs (1)	736	1,067	2,443	1,989
Debt extinguishment costs (2)	-	-	25,472	-
Business wind-down costs (3)	-	-	4,197	-
CGI Commercial relocation costs (4)	602	-	602	-
Pandemic-related costs (5)	-	-	1,041	2,356
Impairment of trade name (6)	-	-	-	8,000
Restructuring costs and charges (7)	-	-	-	4,227
Product line rationalization and transition costs (8)	1,300	-	1,300	382
Tax effect of reconciling items	(650)	(267)	(8,482)	(4,240)
Adjusted net income	$18,816	$10,787	$61,769	$57,822
Weighted-average diluted shares	60,172	59,516	60,058	59,360
Adjusted net income per share - diluted	$0.31	$0.18	$1.03	$0.97

Reconciliation to Adjusted EBITDA:
Depreciation and amortization expense	$14,105	$11,154	$51,569	$42,839
Interest expense, net	7,061	6,740	30,029	27,719
Income tax expense	5,499	2,533	9,759	11,884
Reversal of tax effect of reconciling items for
adjusted net income above	650	267	8,482	4,240
Stock-based compensation expense	2,071	1,089	7,819	5,458
Adjusted EBITDA	$48,202	$32,570	$169,427	$149,962
Adjusted EBITDA as percentage of net sales	15.8%	14.7%	14.6%	17.0%

(1) In 2021, represents costs relating to our acquisition of Eco, and previously announced acquisition of Anlin. In 2020, represents costs relating to our acquisition of NewSouth classified as selling, general and administrative expenses in the accompanying consolidated statement of operations for the year ended January 1, 2022.

(2) Represents debt extinguishment costs relating to the issuance of our $575 million of 4.375% senior notes due 2029 and contemporaneous prepayment of our $425 million of 6.750% senior notes due 2026, and the prepayment of our $54 million term loan A facility, which was due in 2022, and subsequent placement of our $60 million term loan A facility due 2024, both transactions relating to the financing of our Anlin Acquisition. Of the $25.5 million of debt extinguishment costs, $21.5 million represents a 5.063% call premium paid for prepaying the $425 million of 6.750% senior notes, and $4.0 million represents the net write-offs of deferred financing premiums, costs, fees and original issue discounts that existed at the time of these events, classified as debt extinguishment costs in the accompanying statement of operations for the year ended January 1, 2022.

(3) Represents incremental costs related to the wind-down of our commercial business acquired in the New South acquisition. Of the $4.2 million of these costs, $2.7 million are classified as cost of sales, and $1.5 million are classified as selling, general and administrative expenses in the accompanying consolidated statement of operations for the year ended January 1, 2022. A portion of these costs may be recoverable through insurance.

(4) Represents costs related to the relocation of our CGI Commercial operations to a new location in the Miami area to be shared with our acquired Eco Enterprises entity. These costs are classified as cost of sales with in the accompanying consolidated statement of operations for the year ended January 1, 2022.

(5) Represents incremental costs incurred relating to the coronavirus pandemic and resurgence of its Delta and Omicron variants in 2021, including cleaning and sanitizing costs for the protection of the health of our employees and safety of our facilities, as well as costs of lost productivity from employee quarantines and testing, classified as selling, general and administrative expenses within the accompanying consolidated statement of operations for the years ended January 1, 2022, and January 2, 2021.

(6) Represents impairment charge relating to our Western Window Systems trade name, for the year ended January 2, 2021.

(7) Represents restructuring costs and charges relating to our 2020 Florida facilities consolidation, which totaled $4.2 million, as classified within the line item on the consolidated statement of operations for the year ended January 2, 2021, described as restructuring costs and charges.

(8) Represents costs relating to product line rationalizations and transitions, classified within cost of sales for the years ended January 1, 2022, and January 2, 2021.